Exhibit 99. 2

COMARCO, INC., #11096586

Second Quarter 2008 Conference

September 13, 2007, 11:00 a.m. PT

Operator	Good afternoon, ladies and gentlemen, and thank you for standing by. Welcome to the Comarco second quarter 2008 conference call. During today’s presentation all parties will be in a listen-only mode. Following the presentation the conference will be open for questions. If you have a question, please press the star followed by the one on your touchtone phone. If you would like to withdraw your question, please press the star followed by the two. If you are using speaker equipment, please lift the handset before making your selection. This conference is being recorded today, September 13, 2007.

I would now like to turn the conference over to Jenifer Kirtland of the EVC Group. Please go ahead, ma’am.

J. Kirtland	Thank you, operator. Hello, everyone and thank you for joining us for the Comarco second quarter conference call.

Before we get started, as a reminder, during the course of this conference call the company may make projections or forward-looking statements regarding its financial outlook and strategic goals. Statements made during the course of this conference call which state the company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. Comarco’s actual results could differ materially from those projected in such forward-looking statements.

Additional information concerning facts that could cause actual results to differ materially from those in the forward-looking statements is contained in the company’s SEC filings including but not limited to the company’s report on Form 10-Q for the quarter ended July 31, 2007 which was filed this morning. Copies of this document are available from Comarco or the SEC.

And now I’d like to turn the call over to Tom Franza, President and Chief Executive Officer of Comarco.

T. Franza	Thank you, Jenifer. Thank you all for joining us for Comarco’s second quarter conference call. With me today is Dan Lutz, our CFO.

We announced our results for the second quarter of fiscal 2008 early this morning. Revenue for the second quarter was $5.9 million and we reported a net loss of $2.2 million or $0.30 per share. These results were as expected and reflect the major transition that is underway at Comarco.

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The transition is designed to overcome multiple shocks that hit the business during the last 12 months. The sale of SwissQual and the resultant breakup of our development and distribution relationship with SwissQual, a very soft market for a quality of service benchmarking system and an interruption of shipments of ChargeSource products through our Tier 1 reseller.

The success of the transition relies on the execution of a number of key initiatives associated with our WTS and ChargeSource product lines. I’m pleased to report that many of the key milestones have been completed and several others are nearing completion.

ChargeSource: We are operating under a nonexclusive retail distribution agreement with Kensington. We have received firm orders and have recently resumed shipments to Kensington. The retail forecast is improving dramatically and indicates that shipments to Kensington will ramp starting in Q4.

The new retail product platform, code named Titan, for worldwide sales will start shipping in Q4 as well. We are in discussions with a number of other potential retail distribution partners and expect to expand ChargeSource distribution as we go forward.

Our new OEM product platform is nearing completion and we believe that shipments of it will start in Q4 as well.

WTS: We continue to build upon the strategic alliance that we formed with Ascom 1 year ago. This development, marketing and sales alliance will allow us to quickly launch the next generation quality of service benchmarking product with best in class audio and video telephony capability as well as advanced post processing software. Comarco and Ascom intend to use the new Symphony platform for new customers as well as the formidable installed base of 7.5.

The Comarco/Ascom Symphony multi-product development is on target and will be released in Q4.

The Symphony Opti product leverages our industry leading scanning receiver technology and will allow us to address the adjacent market segment for engineering and optimization. Symphony Opti is on target to be released in Q4.

QuOTA allows us to address the adjacent market segment for performance monitoring. The QuOTA product is on target to be released in Q4.

Call Box: Finally, our call box business has enjoyed an extraordinary run as customers upgrade their systems to digital and TTY capabilities. By the end of this fiscal year we will have completed the upgrade of more than 8,700 systems.

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I think it’s important to note that we have absorbed the WTS and ChargeSource shocks, developed several important new products and resumed ChargeSource shipments into retail channels while preserving the quality of our balance sheet. Including payment of a $7.5 million dividend in April, we ended Q2 with $21 million in cash. Today our cash balance is $20.8 million.

Our new ChargeSource OEM product is designed to stringent specifications demanded by the notebook computer OEMs. It should be understood that only a few companies in the world are capable of meeting the formidable requirements that drive and control the OEM external power adapter business. We believe that we are very close to achieving entry into this select group and we believe that we will leverage our unique technological knowledge and large patent portfolio to achieve a leadership position. We view the successful introduction of this product with a premier notebook computer OEM as an important turning point in the development of Comarco.

Looking into the second half of fiscal 2008, we are tracking to our plans to continue our execution of call box contracts, launch a large number of new products including our first OEM power adaptor, and ultimately complete the turnaround of our ChargeSource and WTS businesses.

As we continue to focus on improving our business operations, we have also recognized the need for help in evaluating strategic alternatives for our 3 businesses. To this end, we have engaged Pagemill Partners, a leading financial advisor. Pagemill specializes in transactions for middle market technology companies. We believe their experience and knowledge of players in the market will be invaluable as we seek to rationalize our 3 businesses, improve our long term financial performance and enhance the return to shareholders.

We have begun our work with Pagemill and look forward to the value that they can bring. We don’t expect to make any further comments on our process until a conclusion regarding the feasibility of specific strategic alternatives has been determined.

That concludes my formal remarks. Now I’ll turn the call over to Dan, who will discuss additional details of our financial results. Dan?

D. Lutz	Thank you, Tom. Good afternoon, ladies and gentlemen. As Jenifer mentioned, we filed our Form 10-Q with the SEC which includes detailed financial information related to each of our 3 businesses so I’d like to keep my comments brief and focus on certain items for the second quarter. I’d be happy to field any questions on those items of interest not covered in my comments.

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Our revenue for the second quarter of fiscal ‘08 which ended July 31, 2007 decreased approximately 54% compared to the second quarter of fiscal ‘07. This quarterly decrease was expected and was primarily due to decreased revenue from our ChargeSource and WTS businesses. While our call box revenue continued to be strong, revenue for the second quarter of fiscal ‘08 decreased by approximately $1 million compared to the second quarter of the prior fiscal year. This comparable prior year quarter was quite robust due to multiple ongoing upgrade contracts.

Breaking down revenue by business unit, ChargeSource revenue for the second quarter of fiscal ‘08 was $0.8 million, a decrease of 83% compared with $4.5 million reported for the second quarter of fiscal ‘07.

WTS revenue was $1.4 million in the second quarter of fiscal ‘08 which is down 63% compared with $3.7 million for the second quarter of fiscal ‘07. As Tom mentioned in his opening comments, both of these businesses were impacted by various issues, but we are diligently working to complete some critical product development initiatives by the fourth quarter of the current fiscal year to improve our future financial performance.

And finally, call box revenue totaled $3.8 million for the second quarter of fiscal ‘08 which is down 21% from $4.7 million reported for the second quarter of fiscal ‘07 and as I mentioned, the prior quarter was quite robust.

Our net loss for the second quarter of fiscal ‘08 was $2.2 million or $0.30 per share and this includes noncash stock based compensation totaling approximately $144,000 or $0.02 per share.

Selling, general and administrative expenses for the second quarter of fiscal ‘08 totaled $2.4 million which was down approximately $0.3 million compared to the second quarter of the prior fiscal year. This quarterly decrease was primarily due to reduced personnel and related costs of the sales and administrative staff supporting our WTS business. Sequentially, selling, general and administrative expenses were relatively flat.

Engineering and support cost for the second quarter of fiscal ‘08 totaled $2.5 million which was up approximately $0.1 million compared with the second quarter of the prior fiscal year primarily due to our efforts to develop new ChargeSource products for our retail and OEM accessories channels.

Sequentially, engineering and support costs increased approximately $0.2 million which was also due to our ChargeSource product development efforts.

Moving on to the balance sheet. As of July 31, 2007, which remained strong, we had cash balances totaling $21 million and our inventory levels continued to decrease as we delivered on remaining call box upgrade contracts.

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Finally, our receivables as of the second quarter of fiscal ‘08 decreased by approximately $0.9 million compared to the balance as of the prior fiscal quarter and such receivables continued to be of high quality.

This concludes my comments and I’d like to turn the call back over to Tom.

T. Franza	Thank you, Dan. We can now take questions if there are any.

Operator	Thank you. Ladies and gentlemen, we will now begin the question and answer session. As a reminder, if you have a question, please press the star followed by the one on your touchtone phone. If you would like to withdraw your question, press the star followed by the two. If you are using speaker equipment you will need to lift the handset before making your selection.

Our first question comes from the line of Larry Lytton with Second Line Capital. Please go ahead.

L. Lytton	Hi, Tom. Hi, Dan.

Management	Hey, Larry. How are you?

L. Lytton	Good. Tom, can you expand on where we are with the OEM branded product at ChargeSource and if we’re working with 1 notebook customer, where are number 2 and 3 in the queue in terms of relationships with them?

T. Franza	We are at kind of the conclusion of a year long product development process. We believe that we will have completed all of the required testing and qualifications that allow us to go into general availability in the November timeframe. We currently have taken our generic OEM platform and have customized it for 1 of the leading OEMs that we’re working with very closely. Our intention is to launch this product only with that OEM, it’s their custom design, before we pursue other OEMs.

The generic platform is available for all OEMs and will meet the same stringent specifications so in the future we will pursue additional business with the other OEMs, but we want to get this launch done first.

L. Lytton	Just want understand correctly. In November, I’ll be able to, if things go according to plan, in November I’ll be able to buy a charger that has a computer company’s name on it. That’s what you’re talking about?

T. Franza	Yes.

L. Lytton	And until you do that you’re not going to talk at all about another guy putting a label on a specialized charger for themselves? That’s going to happen some time in ‘08, but you’re not talking about a timeframe?

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T. Franza	That’s right.

L. Lytton	Okay. And where does OEM in-the-box fit into all this or what’s the status of that?

T. Franza	OEM in-the-box again would rely on the knowledge that we’ve generated in going through this process to meet the same stringent specifications. There are some discussions going on with more than 1 manufacturing company regarding their interest in taking our platform design and selling it to an OEM notebook computer manufacturer.

The design would have to be reoptimized for the in-the-box which is a different set of requirements than the OEM branded travel charger, so there would be another design process to go through and a selling activity with a partner.

L. Lytton	Okay and didn’t you have an announced relationship with a contract manufacturer 6 or 12 months ago, if my memory is correct about that? Where does that stand?

T. Franza	We actually have 2 major contract manufacturer relationships today. One is with FoxLink which is a very large Chinese based manufacturer associated with FoxCon. And the second one is with Flextronics, a Singaporean controlled contract manufacturer, I think now the second largest in the world. We have relationships with both of them for contract manufacturing for building these units for us and we are actually having discussions with both of them regarding the OEM in-the-box proposition as well.

L. Lytton	Okay, it’s just I thought the Flextronics thing had some momentum and it seemed to have fizzled out to some extent so I’m trying to interpret what’s going on there.

T. Franza	Well, it goes up and down depending on requirements and other things, but the real momentum with Flextronics at this point is they’re gearing up the factory to produce our OEM branded adaptor which is the travel adaptor.

L. Lytton	Okay and last question. For the OEM branded, can you ballpark what the range of potential for volume on a product like that is?

T. Franza	Yeah, I can. The 2 OEMs that are most aggressive in OEM branded travel chargers today are Dell and Lenovo and I would ballpark the combined monthly requirements from those 2 for travel chargers to be in the ballpark of 100,000 pieces a month.

T. Franza	And that’s on a combined basis.

L. Lytton	And what’s the value to us on that potentially per charger?

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T. Franza	You know I would be reluctant to quote that on this call.

L. Lytton	What do they charge retail? $80 still or something like that?

T. Franza	They’re in the say close to $100.

L. Lytton	Okay. Thanks a lot.

T. Franza	Okay. Thanks, Larry.

Operator	Mr. Franza, Mr. Lutz, we have no further questions. Please continue.

T. Franza	Thank you again for joining us. Over the next few months we expect concrete results on a number of important milestones that have been outlined here today. The accomplishment of our major initiatives will put us in a position to improve financial performance leading to improved shareholder value.

I’ll look forward to speaking with you next quarter. Thank you.

Operator	Ladies and gentlemen, this concludes the Comarco second quarter 2008 conference call. If you’d like to listen to a replay of today’s conference, please dial 303-590-3000 or 800-405-2236. The access code is 11096586#.

ACT would like to thank you for your participation. Have a pleasant day. You may now disconnect.

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